                                                                   EXHIBIT 10(b)

                       Amendment to Employment Agreement
                       ---------------------------------



          Reference is made to the Employment Agreement dated as of July 1, 1995 (the "Agreement") by and between The Union Corporation (the "Company") and William B. Hewitt (the "Employee"). It is hereby agreed that the Agreement is amended effective July 1, 1997 as follows:

          1.   Article FIRST (B) is amended to read in its entirety as follows:

          "(B) Effective July 1, 1997, the Employee shall serve as President and Chief Executive Officer of the Company. In addition, the Employee shall serve as the Chief Executive Officer and/or as a director of any Affiliates (as hereinafter defined in Article FOURTH (A)(i)) of the Company as the Board of Directors of the Company shall determine, without any compensation other than that provided for in Article THIRD hereof. All officers, employees and agents of the Company and its subsidiaries (other than the Chairman of the Board) shall be subordinate to the Employee and shall report to him or as he shall direct."

          2.   Article FIRST (F) is deleted as unnecessary.

          3. Article SECOND of the Agreement is amended to read in its entirety as follows:

"SECOND:  (A)    The term of this Agreement and the Employee's employment
hereunder shall commence effective as of July 1, 1995 (the "Effective Date") and, unless extended by the written agreement of the parties, shall terminate on the earlier to occur of (i) June 30, 2000 or (ii) termination in accordance with Paragraphs (B), (C), (D) or (E) of this Article SECOND, in any of which events this Agreement shall terminate on such date and shall be of no further force and effect (except as provided herein), it being acknowledged and agreed that in the event of any termination pursuant to said Paragraphs (B) or (D) below, the Company shall have no further liability or obligation to the Employee, except that if his employment is terminated under Paragraph B(ii) or (iii), Employee shall be entitled to a pro rata bonus for the Fiscal Year of termination pursuant to Article THIRD(B), and in the event of any termination pursuant to Paragraph (C) or (E) below, the Employee shall be entitled to receive only the payments required to be made under such paragraphs and Article TENTH.
Not withstanding anything stated herein to the contrary, if the Employee's employment is terminated pursuant to Article SECOND (B)(ii), B(iii), (C), (D) or
(E), the liabilities and obligations of the Company (i) to make the payments required to be made pursuant to such paragraphs, (ii) to indemnify the Employee as provided in the

Certificate of Incorporation and By-laws of the Company and Article ELEVENTH of the Agreement, (iii) under that certain Indemnification Agreement dated as of September 16, 1991 (and any amendment thereof) between Employee and the Company (the "Indemnification Agreement"), (iv) under any written stock option agreements between Employee and the Company (the "Option Agreements"), and (v) to pay all reasonable attorney's fees and other costs incurred by him in enforcing his rights under this Agreement, shall remain in full force and effect following such termination. The liabilities and obligations under (i), (ii),
(iii), (iv) and (v) above shall each or collectively be referred to as the "Continuing Obligations."

          (B) The Company shall be entitled to terminate the Employee's services in any of the following circumstances:

          (i) For "Cause" by reason of the occurrence of any of the following:
(a) the chronic failure, refusal or neglect of the Employee fully and faithfully to perform his obligations hereunder, (b) the failure, refusal or neglect of the Employee to use all reasonable efforts in good faith to implement any lawful directions or policy (not inconsistent with this Agreement) of the Board of Directors of the Company, or (c) unless it can be shown that Employee acted in good faith and reasonably believed he was acting in the best interest of the Company or any subsidiary, the taking of any actions, or the omission to take any actions, by the Employee which bring public obloquy upon the Company or any Affiliate or (d) the conviction of, or nolo contendere plea by, the Employee in
                                       ---- ----------
respect of any crime or offense committed by the Employee and involving the property, operations or activities of the Company or any Affiliate, or moral turpitude.

          (ii) Mental or physical incapacity or inability of the Employee to perform his duties for a consecutive period of 150 days or a non-consecutive period of 180 days during any twelve month period; or

               (iii)  The death of the Employee.

          (C) In addition to termination pursuant to Article SECOND (A) and (B), the Company shall at any time also be entitled to terminate the Employee's services for any other reason, provided that in the event of termination pursuant to this Article SECOND (C): (a) the Employee shall be eligible to receive the Pro-rata Bonus(as herein defined), (b) the Company shall provide the medical, dental and hospitalization insurance for the lives of the Employee and his spouse pursuant to Article THIRD (F)(ii), (c) the Employee shall, subject to the terms and conditions of Article TENTH, receive the payments required to be made under Article TENTH, (d) the Employee shall be paid in a lump sum payment on the date of such termination his Base Salary for twelve months, and (e) in consideration of the Employee's agreements under Article FOURTH (A), (B) and (C) and provided that Employee has complied with Article FOURTH (A), (B) and (C), the Company shall continue to pay to the Employee his then current Base Salary pursuant to Article THIRD (A) for a period from the date of such termination through twenty-four months from the date of such termination (the Non-Compete Consideration). In the event of termination pursuant to this Article SECOND (C), the Employee shall not be entitled to any damages by reason of such termination other than as set forth in this Article SECOND (C). In the event the Employee is indicted for any crime or offense (other than traffic infractions and similar minor matters), the Company shall have the right to suspend the Employee's services hereunder during the period after indictment and until proceedings against the Employee are terminated. Unless this Agreement is otherwise terminated pursuant to Article SECOND (B),
(D) or (E) or expires on June 30, 2000, the Employee shall continue to receive his Base Salary during such suspension period; and upon the end of such suspension, if this Agreement is still in effect, the Employee shall resume performance hereunder. Such suspension shall not extend the term of this Agreement. Provided Employee would be entitled to resume performance hereunder, without regard to the date, Employee shall be entitled to any bonus earned pursuant to Article THIRD (B) in respect of the Fiscal Year in which such suspension commenced.

          (D) The Employee shall at any time be entitled to terminate his services hereunder by submitting his written resignation to the Company, to be effective 90 days thereafter (unless an Event, as hereinafter defined, has occurred, in which case such resignation shall be effective immediately or on such other date acceptable to and approved by Employee). Notwithstanding anything to the contrary herein contained, upon receipt of such notice, the Company may terminate Employee's employment at any time thereafter, and from and after Employee's termination under this Article SECOND (D), the Company shall have no further liability or obligation to the Employee except (i) for the Continuing Obligations, (ii) to provide the medical, dental and hospitalization insurance for the lives of the Employee and spouse pursuant to Article THIRD
(F)(i), (iii) to pay the Non-Compete Consideration and (iv) make the payments required to be made pursuant to Article TENTH hereof.

          (E) If, at any time after the date hereof, any of the following events (an "Event") occurs;

          (i) more than 20% of the Company's then issued and outstanding voting stock shall have been purchased or acquired (or voting rights with respect thereto shall have been acquired) by a person, corporation or group thereof acting in concert, the purpose or result of which would be a change in either "control" of the Company (as generally described in subparagraph (ii) hereof); or

          (ii) a transaction or circumstance occurs or eventuates which reasonably may be construed as effecting or constituting a clear and present probability of effecting a change in "control" of the Company, as "control" is generally or reasonably understood in the business community;

then, upon the occurrence of any such Event, from which it is agreed that the Employee would suffer irreparable damage and harm which will be incapable or very difficult to accurately estimate, the Employee may elect, by written notice to the Company, to treat the Event as a constructive termination of his employment hereunder and, whether or not the Employee so elects to actually terminate his employment, Employee shall receive and the Company will pay to Employee within three days of such Event, subject to Article SECOND (F), an amount equal to the sum of (1) 299% of the Employee's "base amount", as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and regulations pursuant thereto in effect at the time of termination of the Employee's employment (collectively, the "Code"); and if Employee elects to terminate his employment as a result of an Event, (2) the Pro Rata Bonus (as hereinafter defined), (3) the Non-Compete Consideration, (4) the Actuarial Equivalent (as hereinafter defined) amount payable pursuant to Article THIRD
(F)(ii)(2) provided that Employee elects such option (otherwise Employer shall, subject to Article THIRD (F)(i), continue to provide the insurance coverages required under Article THIRD (F)(ii)(1); and (5) the discounted present value of all payments payable to Employee pursuant to Article TENTH, such discounted present value to be determined using the lowest of the following rates (the lowest of the following rates shall be referred to as the "Applicable Discount Rate"): (v) the average of the reference rate of the Company's principal long-term lender during the two years prior to the Event, (w) 120% of the "Applicable Federal Rate" as determined pursuant to Section 1274 of the Internal Revenue Code, (x) the 30 year Treasury bond rate at the date of the Event, and (y) the rate which would be used in determining the cost of an annuity for an amount equal to the sum of the amounts due, and (z) the interest rate determined under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution of less than $25,000, as such rates are determined under the rules in effect prior to the Retirement Protection Act. In the event of a dispute as to the amount, the matter shall be referred to the independent public accountants and auditors who were the auditors for the Company at the time of the occurrence of the Event (the "Auditors"), and their determination shall be final, binding and conclusive.

          (F) The parties agree that it is their intent to comply with the "safe harbor" provisions of Section 280G of the Code. In order that the amounts payable pursuant to this Agreement do not constitute "excess parachute payments" within the meaning of said Section 280G, the payments and other consideration provided for hereunder shall, to the extent necessary, be reduced accordingly so that no such payment shall constitute an excess parachute payment. Employee shall repay any amounts determined by the Auditors to be necessary to ensure such compliance, which determination shall be final, binding and conclusive for all purposes hereunder. If and to the extent that any payment or other consideration provided for hereunder is determined by the Internal Revenue Service to be an "excess parachute payment" within the meaning of said Section 280G and either a determination is reasonably made by Employee not to challenge such determination or the challenge to such determination is not successful, Employee shall, promptly upon the written request of the Company, repay such amount to the Company as is necessary so that no such payment or other consideration will constitute an "excess parachute payment". If the Employee elects to challenge such determination, the Company shall fully cooperate with Employee and support such challenge and shall pay all costs, expenses and professional fees related to same."

          4.   Article THIRD (A) is amended to read in its entirety as follows:

"THIRD    (A)  The Employee shall receive, during his employment hereunder in accordance with the terms hereof, a salary (the "Base Salary"), commencing on the Effective Date, computed at the rate of $300,000 per annum, for each of the fiscal years ending June 30, 1996, 1997 and 1998, and $350,000 for the fiscal year ending June 30, 1999 and $400,000 for the fiscal year ending June 30, 2000, payable in such installments as shall accord with normal pay practices of the Company, but not less often than monthly."

          5. Article THIRD paragraphs (B) and (B)(i) are amended to read in their entirety as follows:

          "(B) subject to the terms of this Agreement, for each of the Fiscal Years ending June 30, 1996 ("FY 96"), 1997 ("FY 97"), 1998 ("FY 98"), 1999 ("FY
99") and 2000 ("FY 00"), Employee shall receive a bonus which shall be the sum of (1) a pretax income component ("PI Component"), (2) a pretax margin component ("PM Component") and (3) a discretionary component ("Discretionary Component"), each of which shall be determined as set forth below.

          (i) The PI Component for each Fiscal Year during the term of this Agreement shall be determined as provided in

(a), (b), (c), (d) or (e) below, as applicable. The maximum PI Component payable in respect of any Fiscal Year shall be $225,000 through FY 98, $262,500 in FY 99 and $300,000 in FY 00."

          6. The following paragraphs (d) and (e) shall be inserted in Article THIRD (B)(i) following paragraph (c):

          "(d)      FY 99.  The PI Component payable in FY 99 shall be based on
                    -----
the extent to which Consolidated Pretax Income of the Company for such Fiscal Year exceeds the highest Consolidated Pretax Income of the Company for each of FY 95, FY 96, FY 97 and FY 98 (such highest amount hereinafter referred to as the "Base FY 99 PI"), in accordance with the following:

If FY 99 Consolidated                     PI Component will be
Pretax Income is:                         --------------------
----------------------------------------

equal to or greater than 110.0% of the                $197,000
 Base FY 99 PI but less than 112.5% of
 the Base FY 99 PI
equal to or greater than 112.5% of the                $236,250
 Base FY 99 PI but less than 115.0% of
 the Base FY 99 PI
equal to or greater than 115.0% of the                $262,500
 Base FY 99 PI

In no event will any PI Component be payable in respect of FY 99 if Consolidated Pretax Income for such Fiscal Year is less than 110.0% of the Base FY 99 PI.

          (e) FY 00.  The PI Component payable in FY 00 shall be based on the
              -----
extent to which Consolidated Pretax Income of the Company for such Fiscal Year exceeds the highest Consolidated Pretax Income of the Company for each of FY 95,

FY 96, FY 97, FY 98 and FY 99 (such highest amount hereinafter referred to as the "Base FY 00 PI"), in accordance with the following:

If FY 00 Consolidated                     PI Component will be
Pretax Income is:                         --------------------
----------------------------------------
equal to or greater than 110.0% of the                $225,000
 Base FY 00 PI but less than 112.5% of
 the Base FY 00 PI
equal to or greater than 112.5% of the                $270,000
 Base FY 00 PI but less than 115.0% of
 the Base FY 00 PI
equal to or greater than 115.0% of the                $300,000
 Base FY 00 PI

In no event will any PI Component be payable in respect of FY 00 if Consolidated
  Pretax Income for such Fiscal Year is less than 110% of the Base FY 00 PI."

          7. Article THIRD (B)(ii) of the Agreement is amended to read in its entirety as follows:

          "(ii) The PM Component payable in respect of any Fiscal Year shall be based on the extent to which the Pretax Margin (as hereinafter defined) for such Fiscal Year equals or exceeds 9.0%. The amount of the PM Component shall be calculated as follows:

If Pretax Margin for any Fiscal      PM Component will be
Year through FY 98 is:               --------------------
-----------------------------------
equal to or greater than 9.0% but                $ 84,000
 less than 11.0%
equal to or greater than 11.0%                   $ 98,000
 but less than 13.0%
equal to or greater than 13.0%                   $112,500

If Pretax Margin for                 PM Component will be
FY 99 is:                            --------------------
-----------------------------------
equal to or greater than 9.0% but                $ 98,000
 less than 11.0%
equal to or greater than 11.0%                   $114,000
 but less than 13.0%
equal to or greater than 13.0%                   $131,250

If Pretax Margin for                 PM Component will be
FY 00 is:                            --------------------
-----------------------------------
equal to or greater than 9.0% but                $112,500
 less than 11.0%
equal to or greater than 11.0%                   $130,500
 but less than 13.0%
equal to or greater than 13.0%                   $150,000

In no event will any PM Component be payable in respect of any Fiscal Year if the Pretax Margin for such Fiscal Year is less than 9.0% and in no event will the PM Component payable in respect of any Fiscal Year exceed $112,500 through FY 98, $131,250 in FY 99 and $150,000 in FY 00. "Pretax Margin" shall mean, for purposes of this Agreement, the percentage derived (a) for FY 96, by dividing FY 96 Adjusted Pretax Income by the sum of the FY 96 revenues of Capital and the Outsourcing Subsidiaries, and (b) for each of FY 97, FY 98, FY 99 and FY 00, by dividing Consolidated Pretax Income of the Company for such Fiscal Year by the aggregate revenues for the Company on a consolidated basis for such Fiscal Year."

          8. Article THIRD (B)(iii) shall be amended to read in its entirety as follows:

          "(iii) The Discretionary Component in respect of any Fiscal Year shall be paid at the sole discretion of the Board of Directors and shall be based upon objectives established by the Board of Directors for such Fiscal Year. The maximum amount of the Discretionary Component which may be payable in respect of any Fiscal Year shall be $112,500 through FY 98, $131,250 in FY 99 and $150,000 in FY 00."

          9. Article THIRD (B)(v) shall be amended to read in its entirety as follows:

          "(v)   Notwithstanding anything to the contrary contained herein, if the Company terminates Employee's employment hereunder at any time for Cause or if the Employee resigns other than by reason of the occurrence of an Event, no bonus shall be payable in respect of the Fiscal Year of termination. In the event Employee's employment is terminated for any other reason, Employee shall be entitled to a pro rata share of the PI and PM Components that would have been payable in respect of such Fiscal Year had Employee remained employed for the full year (based on the number of days in the Fiscal Year during which Employee was actually employed), and a Discretionary Component may, at the discretion of the Board of Directors, also be paid (the "Pro-Rata Bonus"). In the event this Agreement terminates on June 30, 2000 and is not renewed or extended beyond that date, Employee shall nevertheless be entitled to the PI and PM Components payable in respect of FY 00, if any, and the Discretionary Component for FY 00 may, at the discretion of the Board of Directors, also be paid."

          10. The following paragraphs (d) and (e) shall be added to Article THIRD (C)(i) following paragraph (c):

    "(d)  For FY 99:
          ----------

If FY 99 Consolidated                      Option for Number of
Pretax Income is:                          Shares to be Granted
-----------------------------------------  --------------------
 equal to or greater than 110.0% of the       22,500 shares
 Base FY 99 PI but less than 112.5% of
 the Base FY 99 PI
 equal to or greater than 112.5% of the       27,000 shares
 Base FY 99 PI, but less than 115.0% of
 the Base FY 99 PI
 equal to or greater than 115.0% of the       30,000 shares
 Base FY 99 PI


(e)    For FY 00:
       ----------

If FY 00 Consolidated                      Option for Number of
Pretax Income is:                          Shares to be Granted
-----------------------------------------  --------------------
 equal to or greater than 110.0% of the       22,500 shares
 Base FY 00 PI but less than 112.5% of
 the Base FY 00 PI
 equal to or greater than 112.5% of the       27,000 shares
 Base FY 00 PI, but less than 115.0% of
 the Base FY 00 PI
 equal to or greater than 115.0% of the       30,000 shares"
 Base FY 00 PI

          11. Article THIRD (C)(iii) shall be amended as follows:

          Replace "June 30, 1998", which appears twice in the third sentence and once in the fourth sentence, with "June 30, 2000"; and

               Replace "clause (c)", which appears in the third sentence with "clause (e)".

          12. The following shall be added to Article THIRD (E) immediately after the last sentence of such paragraph:

          "It is acknowledged and agreed that the obligations of the Company under this paragraph only relate to the payment of the premiums in respect of the policies as provided herein. The Company shall have no further obligations with respect to the policies and it shall be Employee's responsibility to take whatever actions may be necessary to keep the policies in effect."

          13. Article THIRD (F) of the Agreement is amended to read in its entirety as follows:

          "(F)      (i)  Subject to subparagraph (ii) of this paragraph, during the term of employment, the Company shall continue to include Employee and his spouse in its present group accident, hospitalization, major medical and dental insurance plans, and, subject to paragraph (E) of Article THIRD, include Employee in its group life insurance plan and provide disability insurance on a non-cancelable basis to Employee, if available, and attempt, in addition, to secure reasonable excess medical and hospitalization insurance covering Employee and his spouse as beneficiary, all at no cost of Employee. Such accident, medical, dental and hospitalization insurance shall be provided for the respective lives of the Employee and his spouse. Provided the Employee does not elect either of the options provided for in subparagraph (ii) of this paragraph,
(a) the Company will, in the event of an Event, deposit with the applicable insurer at the time of discharge or, if the Company is self-insured or its insurance program is administered by a third-party administrator, an insurance carrier selected by Employee, amounts sufficient to prepay all premiums for the accident, medical, dental and hospitalization insurance coverage to which Employee and his spouse are entitled hereunder, or (b) in the event such prepayment arrangement cannot be made with a particular insurer, the Company agrees to deposit in a trust established for the benefit of Employee and his spouse at the time of discharge the amount that would reasonably be necessary to pay the premiums as they become due, based on the actuarially determined life expectancies of Employee and his spouse (based on the 1983 Group Mortality Table) and the premiums that Employee and spouse would have to pay for comparable coverage at the time of discharge, and the Company shall use its best efforts to structure such trust such that Employee and spouse shall not be deemed to have received income by virtue of such arrangement until such time, and only to the extent that, such premiums are actually paid.

          (ii) In the event the Employee's employment hereunder is terminated for any reason, including but not limited to an Event, the Employee shall be entitled to elect to either (1) continue coverage for himself and his spouse under the Company's accident, medical, dental and hospitalization plans, which are then currently or thereafter in force (collectively, the "Plan") for their respective lives, and such coverage shall, until the death of the second of them to die, be required to provide coverage at least equal to the coverage (as measured by the type and scope of coverage and the level of benefits, (collectively, the "Level of Coverage")) in effect on the date of termination of employment, or (2) receive, within three (3) business days following such termination, the "Actuarial Equivalent" (as herein defined) of the total amount sufficient to pay all premiums payable or to become payable for such accident, medical, dental and hospitalization coverage, based on the premiums that Employee and his spouse would have to pay for comparable coverage at the time of termination of the Employee's employment. For purposes hereof, the term Actuarial Equivalent shall mean the value of such premiums as if such payments were made on the dates upon which such premiums first became due, using the number of the years (to two decimal places) of Employee's and his spouse's respective life expectancies on the Termination Date (based on the 1983 Group Mortality Table) and the Applicable Discount Rate." If the Employee elects to continue coverage pursuant to Section (1) of this subparagraph (ii) and thereafter, either (x) the Employee sends written notice that he is electing to terminate such coverage as a result of an adverse change in the Level of Coverage or, following the Company's good faith efforts to require the applicable insurance carriers of the Company and its Affiliates to continue or to provide such coverage; (y) the insurance carriers providing such coverage to the Company and its Affiliates deny coverage to Employee and/or his spouse; or
(z) the Company terminates the Plan and neither the Company nor any of its Affiliates offer or can obtain comparable coverage for Employee and his spouse, then the Company shall be required to pay to Employee the amount that would then be payable to Employee pursuant to Article THIRD (F) (ii) (2).

          14.  A new Article TENTH shall be added to the Agreement as follows:

"TENTH:        Commencing upon the termination of the Employee's employment for any reason except for Cause, and continuing for a period of ten years, Employee shall make himself reasonably available, except during periods when illness or disability make it impossible, to render such advisory and consulting services to the Company as it may reasonably request. The services of Employee during this consulting period shall not be such as will require travel, except with his consent, or interfere with Employee's other business or vacation arrangements. Service may be performed by telephone, mail or facsimile transmission, as appropriate. For such services, Employee shall be paid a monthly consulting fee equal to one-half of Employee's highest average aggregate monthly compensation paid and credited to him by the Company and its subsidiaries in any 12 months during the 36 calendar months immediately preceding the termination of his employment hereunder, such payments to be made monthly, subject to Article SECOND (E). Such payments shall be in addition to payments, if any, made pursuant to Article SECOND (C) hereof. Compensation for purposes of such calculation shall include salary and bonus but shall not include fringe benefits or income realized as a result of the exercise of stock options. Employee shall be reimbursed for his business, living and travel expenses incurred in connection with said consulting when Employee has consented to travel at the Company's request. If an Event shall occur at any time after the Employee begins to provide consulting services pursuant to this Article TENTH, the Employee shall be entitled to receive within three (3) business days, the net present value of the remaining aggregate amount payable to Employee using the Applicable Discount Rate. In the event of a breach or an alleged breach by Employee of his obligations under this Article TENTH subsequent to an Event, the sole relief to which the Company shall be entitled hereunder in respect of such breach is specific performance. In the event of the termination of Employee's employment for Cause, this Article TENTH shall be of no force or effect."

          15. A new Article ELEVENTH shall be added to the Agreement as follows:

"ELEVENTH:     Litigation.  All litigation or inquiries by third parties (for
               ----------
example, but not limited to, those by shareholders -direct or derivative - or government agencies) arising out of or in connection with this Agreement or Employee's performance hereunder, against either the Company, its Affiliates or the Employee or any of them, shall be defended or opposed by the parties hereto, as the case may be, to support this Agreement and the Employee's performance hereunder, and counsel for the parties and the costs, fees and expenses thereof shall be borne by the Company. The Company further undertakes to indemnify Employee for all acts or omissions as an officer or director or employee of the Company or any subsidiary thereof, to the full extent provided or permitted under Delaware law, against all damages, liabilities, expenses and costs (including reasonable counsel fees) in any action, claim or proceeding commenced
(a) during (i) the term of this Agreement or (ii) the period Employee is providing consulting services, or (b) at any time after the termination of employment or consulting services or the expiration of this Agreement."

          In all other respects, the Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Agreement as of the day and year first above written.


                                      THE UNION CORPORATION



                                      /s/ Melvin L. Cooper
                                      ----------------------------
                                      By: Melvin L. Cooper
                                          Chairman of the Board



                                      /s/ William B. Hewitt
                                      ----------------------------
                                      William B. Hewitt